Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $53.1 MILLION
Business fundamentals drive performance

Rockland, Massachusetts (April 21, 2022) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2022 first quarter net income of $53.1 million, or $1.12 per diluted share, compared to net income of $1.7 million, or $0.04 per diluted share, reported for the fourth quarter of 2021. Financial results for the first quarter 2022 and fourth quarter 2021 included pre-tax merger-related costs of $7.1 million and $37.2 million, respectively, associated with the acquisition of Meridian Bancorp, Inc. ("Meridian") and its subsidiary, East Boston Savings Bank ("EBSB"). Excluding these merger-related costs in both quarters, as well as the initial provision for credit losses recorded on acquired loans in the fourth quarter of 2021, and the related tax effects, operating net income was $58.2 million, or $1.23 per diluted share, for the first quarter of 2022 compared to operating net income of $65.7 million, or $1.63 per diluted share for the fourth quarter of 2021. Please refer to "Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)" below for a reconciliation of net income to operating net income.

“We are off to a great start in 2022. We are very pleased with the outcome of all our hard work on the integration of East Boston Savings Bank and are enjoying building relationships with our new colleagues, customers, and communities,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We continue to strengthen the bank in a variety of ways through my colleagues’ tireless dedication to bringing our vision of being the Bank Where Each Relationship Matters® to life; I am proud to work alongside each of them every day. ”

BALANCE SHEET

Total assets of $20.2 billion at March 31, 2022 decreased by $264.2 million, or 1.3%, from the prior quarter, and increased by $6.4 billion, or 46.4%, as compared to the year ago period, inclusive of the accretive impact of the Meridian acquisition.

Total loans at March 31, 2022 of $13.6 billion were essentially flat compared to the prior quarter level. Excluding $116.6 million of net paydowns associated with the Paycheck Protection Program ("PPP"), the loan portfolio increased by $109.4 million, or 3.3% on an annualized basis, compared to the prior quarter. Organic loan growth was primarily driven by line utilization increases within the commercial and industrial portfolio as well as a healthy increase in the residential real estate portfolio as a higher portion of loan closings were retained on the balance sheet. Partially offsetting these growth drivers were ongoing reductions in the acquired EBSB portfolio which led to a decrease in commercial real estate balances, while continued low utilization rates and attrition continue to negate strong home equity closing volumes.

Deposit balances of $16.8 billion at March 31, 2022 decreased by $153.7 million, or 0.9%, from the prior quarter primarily attributable to continued runoff in higher-cost time deposits. The total cost of deposits for the quarter remained at 0.05%. Core deposits comprised 85.8% of total deposits at March 31, 2022, a slight increase from 84.5% at December 31, 2021.

The securities portfolio increased by $196.9 million, or 7.4%, when compared to the prior quarter, reflecting the Company's ongoing strategy to deploy a portion of excess cash balances into investment securities. Total purchases for the quarter were $365.2 million, offset by an unrealized loss of $81.6 million related to the available for sale portfolio, as well as paydowns, calls, and maturities. Total securities represent 14.2% of total assets as of March 31, 2022, as compared to 13.0 % at December 31, 2021

Total borrowings decreased by $14.0 million, or 9.2%, when compared to the prior quarter due primarily to the re-payment of a revolving loan credit facility.

Stockholders' equity at March 31, 2022 decreased 1.8% when compared to the prior quarter, as strong earnings retention was countered by elevated levels of unrealized losses on available for sale investment securities included in other comprehensive income. As a result, book value per share decreased by $1.16, or 1.8%, to $62.59 during the first quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 14.71% at March 31, 2022 represented a decrease of 7 basis points from the prior quarter and an increase of 226 basis points from the year ago period. The Company's tangible book value per share at March 31, 2022 declined by $1.10, or 2.6%, from the prior quarter to $41.15, but represented an increase of 14.4% from the year ago period inclusive of the accretive impact of the Meridian acquisition. The Company's ratio of tangible common equity to tangible assets of 10.18% at March 31, 2022 represents a decrease of 13 basis points from the prior quarter and an increase of 122 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP metrics.

NET INTEREST INCOME

Net interest income for the first quarter increased 12.2% to $137.4 million compared to $122.5 million for the prior quarter, reflecting primarily the full quarter impact of the Meridian acquisition, partly offset by decreased PPP fee recognition and purchase accounting loan accretion. The reported net interest margin increased by 4 basis points from the prior quarter to 3.09%, and increased 17 basis points on a core basis when excluding PPP fees, purchase accounting, and other non-recurring items. Please refer to Appendix C for additional details regarding the net interest margin.

NONINTEREST INCOME

Noninterest income of $26.3 million for the first quarter of 2022 was $2.9 million, representing a 10.0% decrease compared to the prior quarter. Significant changes in noninterest income for the first quarter compared to the prior quarter included the following:

•Deposit account fees increased by $452,000, or 9.0%, driven by increased activity.

•Interchange and ATM fees decreased by $149,000, or 4.0%, reflecting a seasonal decrease in volume.

•Investment management income decreased by $285,000, or 3.2%, compared to the prior quarter due primarily to decreased market valuations during the first quarter. As of March 31, 2022, total assets under administration had rebounded back to the December 31, 2021 level of $5.7 billion.

•Mortgage banking income decreased by $648,000, or 32.2%, primarily reflecting overall reduced volumes, as well as a greater portion of new originations retained in the Company's portfolio versus being sold in the secondary market as compared to the prior quarter. The reduced gain on sale was partially offset by a $257,000 increase in income associated with the mortgage servicing asset valuation.

•The cash surrender value of life insurance policies declined by $128,000, or 6.7%, in the first quarter due primarily to annual dividend income on policies received during the fourth quarter of 2021, partially offset by the full quarter impact of policies acquired from Meridian.

•Loan level derivative income decreased by $1.8 million, or 74.6%, to $604,000, due primarily to lower customer volume.

•Other noninterest income decreased by $372,000, or 7.3%, primarily attributable to decreases in capital gain distributions on equity securities, income from like-kind exchanges, and discounted purchases of Massachusetts historical tax credits, partially offset by increased rental income from equipment leases.

NONINTEREST EXPENSE

Noninterest expense of $95.5 million for the first quarter of 2022 was $21.6 million, representing an 18.5% decrease compared to the prior quarter. Significant changes in noninterest expense for the first quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $884,000, or 1.9%, primarily due to the full quarter impact of the increased workforce base following the Meridian acquisition, offset partially by decreases in incentive compensation.

•Occupancy and equipment increased by $3.6 million, or 36.8%, driven by $1.3 million of snow removal costs, in addition to a full quarter of costs associated with the Company's expanded branch network, real estate and other fixed assets resulting from the Meridian acquisition.

•Data processing increased $497,000, or 26.5%, due primarily to timing of certain initiatives and general increases associated with the Company's higher transaction volume.

•FDIC assessment increased by $630,000, or 53.6%, primarily due to an increased assessment base resulting from the Meridian acquisition.

•Merger and acquisition costs incurred in relation to the Meridian acquisition were $7.1 million for the first quarter of 2022 compared to $37.2 million for the prior quarter. The majority of first quarter 2022 costs related to lease terminations associated with exited branch locations, along with additional integration costs and professional fees incurred during the quarter.

•Other noninterest expense increased by $2.8 million, or 14.7%, primarily due to a full quarter of general increases associated with the Meridian acquisition, along with elevated unrealized losses on equity securities.

    The Company generated a return on average assets and a return on average common equity of 1.06% and 7.16%, respectively, for the first quarter of 2022, as compared to 0.04% and 0.28%, respectively, for the prior quarter. On an operating basis, return on average assets and return on average common equity were 1.17% and 7.85%, respectively, for the first quarter of 2022 as compared to 1.47% and 10.75%, respectively for the prior quarter.

The Company’s tax rate for the first quarter of 2022 was 24.4%.

ASSET QUALITY

During the 2022 first quarter, the Company recorded total net charge-offs of $404,000, equating to 0.01% of average loans on an annualized basis. Nonperforming loans increased to $56.6 million, or 0.42% of total loans at March 31, 2022, as compared to $27.8 million, or 0.20% of total loans, at December 31, 2021. The increase primarily reflects the migration to nonaccrual status during the quarter of a single syndicated credit facility which is in an active workout process. Delinquency as a percentage of total loans decreased 5 basis points from the prior quarter to 0.29% at March 31, 2022.

In addition, total loans subject to a payment deferral decreased to $304.5 million, or 2.2% of total loans, at March 31, 2022, as compared to $383.1 million, or 2.8% of total loans, at December 31, 2021. All loans subject to a payment deferral at March 31, 2022 were performing in accordance with the modified terms.

The Company recorded credit reserve releases of $2.0 million during the first quarter of 2022, reflecting a stabilized credit quality environment. The allowance for credit losses on total loans was $144.5 million, or 1.06% of total loans, at March 31, 2022, as compared to $146.9 million, or 1.08% of total loans, at December 31, 2021.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, and Mark Ruggiero, Chief Financial Officer, will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 22, 2022. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 5499216 and will be available through April 29, 2022. Additionally, a webcast replay will be available on the Company's website until April 22, 2023.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2021 list, an honor earned for the 13th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list for the second year in a row. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 120 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, North Shore, South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including any future weakening caused by the COVID-19 pandemic and any uncertainty regarding the length and extent of economic contraction as a result of the pandemic;
•the potential effects of inflationary pressures, labor market shortages and supply chain issues;
•instability or volatility in financial markets and unfavorable general economic or business conditions, globally, nationally or regionally, caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine, could have an adverse effect on our business or results of operations;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, geopolitical concerns, including those arising from the conflict between Russia and Ukraine, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which remains unknown at this time due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond the Company's control, including the scope, duration and extent of the pandemic and any further resurgences, the efficacy, availability and public acceptance of vaccines, boosters or other treatments, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of these actions and the pandemic generally on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, core net interest margin ("core margin"), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity, exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, provision for credit losses on acquired loan portfolios, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer

(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2022	December 31 2021	March 31 2021	Mar 2022 vs.	Mar 2022 vs.
				Dec 2021	Mar 2021
Assets
Cash and due from banks	$173,779	$141,581	$126,651	22.74%	37.21%
Interest-earning deposits with banks	1,666,580	2,099,103	1,642,688	(20.61)%	1.45%
Securities
Trading	3,956	3,720	3,269	6.34%	21.02%
Equities	22,611	23,173	22,419	(2.43)%	0.86%
Available for sale	1,552,731	1,571,148	600,213	(1.17)%	158.70%
Held to maturity	1,282,441	1,066,818	805,529	20.21%	59.20%
Total securities	2,861,739	2,664,859	1,431,430	7.39%	99.92%
Loans held for sale	6,144	24,679	41,632	(75.10)%	(85.24)%
Loans
Commercial and industrial	1,566,192	1,563,279	2,086,671	0.19%	(24.94)%
Commercial real estate	7,897,616	7,992,344	4,177,617	(1.19)%	89.05%
Commercial construction	1,153,945	1,165,457	516,362	(0.99)%	123.48%
Small business	200,405	193,189	174,211	3.74%	15.04%
Total commercial	10,818,158	10,914,269	6,954,861	(0.88)%	55.55%
Residential real estate	1,706,045	1,604,686	1,241,789	6.32%	37.39%
Home equity - first position	577,881	589,550	610,907	(1.98)%	(5.41)%
Home equity - subordinate positions	447,934	450,061	417,588	(0.47)%	7.27%
Total consumer real estate	2,731,860	2,644,297	2,270,284	3.31%	20.33%
Other consumer	30,009	28,720	21,546	4.49%	39.28%
Total loans	13,580,027	13,587,286	9,246,691	(0.05)%	46.86%
Less: allowance for credit losses	(144,518)	(146,922)	(107,549)	(1.64)%	34.37%
Net loans	13,435,509	13,440,364	9,139,142	(0.04)%	47.01%
Federal Home Loan Bank stock	11,407	11,407	10,250	—%	11.29%
Bank premises and equipment, net	199,106	195,590	115,945	1.80%	71.72%
Goodwill	985,072	985,072	506,206	—%	94.60%
Other intangible assets	30,759	32,772	21,689	(6.14)%	41.82%
Cash surrender value of life insurance policies	291,192	289,304	241,365	0.65%	20.64%
Other assets	497,891	538,674	496,916	(7.57)%	0.20%
Total assets	$20,159,178	$20,423,405	$13,773,914	(1.29)%	46.36%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$5,537,156	$5,479,503	$4,136,259	1.05%	33.87%
Savings and interest checking accounts	6,247,806	6,350,016	4,242,235	(1.61)%	47.28%
Money market	3,579,820	3,556,375	2,346,985	0.66%	52.53%
Time certificates of deposit	1,398,610	1,531,150	868,045	(8.66)%	61.12%
Total deposits	16,763,392	16,917,044	11,593,524	(0.91)%	44.59%
Borrowings
Federal Home Loan Bank borrowings	25,660	25,667	35,717	(0.03)%	(28.16)%
Long-term borrowings, net	—	14,063	28,099	(100.00)%	(100.00)%
Junior subordinated debentures, net	62,854	62,853	62,851	—%	—%
Subordinated debentures, net	49,814	49,791	49,720	0.05%	0.19%
Total borrowings	138,328	152,374	176,387	(9.22)%	(21.58)%
Total deposits and borrowings	16,901,720	17,069,418	11,769,911	(0.98)%	43.60%
Other liabilities	292,019	335,538	288,632	(12.97)%	1.17%
Total liabilities	17,193,739	17,404,956	12,058,543	(1.21)%	42.59%
Stockholders' equity
Common stock	472	472	329	—%	43.47%

Additional paid in capital	2,247,518	2,249,078	946,002	(0.07)%	137.58%
Retained earnings	795,651	766,716	741,883	3.77%	7.25%
Accumulated other comprehensive income/(loss), net of tax	(78,202)	2,183	27,157	(3,682.32)%	(387.96)%
Total stockholders' equity	2,965,439	3,018,449	1,715,371	(1.76)%	72.87%
Total liabilities and stockholders' equity	$20,159,178	$20,423,405	$13,773,914	(1.29)%	46.36%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2022	December 31 2021	March 31 2021	Mar 2022 vs.	Mar 2022 vs.
				Dec 2021	Mar 2021
Interest income
Interest on federal funds sold and short-term investments	$886	$840	$326	5.48%	171.78%
Interest and dividends on securities	10,044	8,876	6,632	13.16%	51.45%
Interest and fees on loans	129,625	116,024	92,383	11.72%	40.31%
Interest on loans held for sale	64	181	296	(64.64)%	(78.38)%
Total interest income	140,619	125,921	99,637	11.67%	41.13%
Interest expense
Interest on deposits	2,107	1,966	2,711	7.17%	(22.28)%
Interest on borrowings	1,080	1,425	1,342	(24.21)%	(19.52)%
Total interest expense	3,187	3,391	4,053	(6.02)%	(21.37)%
Net interest income	137,432	122,530	95,584	12.16%	43.78%
Provision for credit losses	(2,000)	35,705	(2,500)	(105.60)%	(20.00)%
Net interest income after provision for credit losses	139,432	86,825	98,084	60.59%	42.16%
Noninterest income
Deposit account fees	5,493	5,041	3,584	8.97%	53.26%
Interchange and ATM fees	3,609	3,758	2,720	(3.96)%	32.68%
Investment management	8,673	8,958	8,304	(3.18)%	4.44%
Mortgage banking income	1,362	2,010	5,740	(32.24)%	(76.27)%
Increase in cash surrender value of life insurance policies	1,795	1,923	1,323	(6.66)%	35.68%
Gain on life insurance benefits	—	—	258	n/a	(100.00)%
Loan level derivative income	604	2,382	173	(74.64)%	249.13%
Other noninterest income	4,736	5,108	3,144	(7.28)%	50.64%
Total noninterest income	26,272	29,180	25,246	(9.97)%	4.06%
Noninterest expenses
Salaries and employee benefits	48,711	47,827	39,889	1.85%	22.12%
Occupancy and equipment expenses	13,302	9,722	9,273	36.82%	43.45%
Data processing and facilities management	2,372	1,875	1,665	26.51%	42.46%
FDIC assessment	1,805	1,175	1,050	53.62%	71.90%
Merger and acquisition expense	7,100	37,166	—	(80.90)%	100.00%
Other noninterest expenses	22,210	19,361	17,805	14.72%	24.74%
Total noninterest expenses	95,500	117,126	69,682	(18.46)%	37.05%
Income (loss) before income taxes	70,204	(1,121)	53,648	(6,362.62)%	30.86%
Provision (benefit) for income taxes	17,107	(2,823)	11,937	(705.99)%	43.31%
Net Income	$53,097	$1,702	$41,711	3,019.68%	27.30%

Weighted average common shares (basic)	47,366,753	40,354,728	32,995,332
Common share equivalents	20,711	20,438	30,098
Weighted average common shares (diluted)	47,387,464	40,375,166	33,025,430

Basic earnings per share	$1.12	$0.04	$1.26	2,700.00%	(11.11)%
Diluted earnings per share	$1.12	$0.04	$1.26	2,700.00%	(11.11)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$53,097	$1,702	$41,711
Provision for non-PCD acquired loans	—	50,705	—
Noninterest expense components
Add - merger and acquisition expenses	7,100	37,166	—
Noncore increases to income before taxes	7,100	87,871	—
Net tax benefit associated with noncore items (1)	(1,995)	(23,866)	—
Noncore increases to net income	5,105	64,005	—
Operating net income (Non-GAAP)	$58,202	$65,707	$41,711	(11.42)%	39.54%

Diluted earnings per share, on an operating basis	$1.23	$1.63	$1.26	(24.54)%	(2.38)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.09%	3.05%	3.25%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.06%	0.04%	1.26%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.17%	1.47%	1.26%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	7.16%	0.28%	9.87%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	7.85%	10.75%	9.87%
Noninterest income as a % of total revenue (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.05%	19.23%	20.89%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.05%	19.23%	20.89%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	58.34%	77.20%	57.67%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	54.00%	52.71%	57.67%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	10.82%	0.41%	14.28%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	11.86%	15.92%	14.28%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2022	December 31 2021	March 31 2021
Nonperforming loans
Commercial & industrial loans	$3,517	$3,439	$29,785
Commercial real estate loans	40,470	10,870	9,635
Small business loans	20	44	660
Residential real estate loans	8,457	9,182	13,392
Home equity	3,761	3,781	5,592
Other consumer	393	504	137
Total nonperforming loans	56,618	27,820	59,201
Total nonperforming assets	$56,618	$27,820	$59,201

Nonperforming loans/gross loans	0.42%	0.20%	0.64%
Nonperforming assets/total assets	0.28%	0.14%	0.43%
Allowance for credit losses/nonperforming loans	255.25%	528.12%	181.67%
Allowance for credit losses/total loans	1.06%	1.08%	1.16%
Delinquent loans/total loans	0.29%	0.34%	0.12%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2022	December 31 2021	March 31 2021

Nonperforming assets beginning balance	$27,820	$45,810	$66,861
New to nonperforming	33,754	3,875	2,359
Acquired loans	—	4,463	—
Loans charged-off	(706)	(445)	(3,686)
Loans paid-off /sold	(1,485)	(21,162)	(4,025)
Loans restored to performing status	(2,702)	(4,925)	(2,559)
Other	(63)	204	251
Nonperforming assets ending balance	$56,618	$27,820	$59,201

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2022	December 31 2021	March 31 2021
Net charge-offs (recoveries)
Commercial and industrial loans	$(13)	$(2,586)	$3,267
Commercial real estate loans	(3)	—	(57)
Small business loans	22	2	55
Residential real estate loans	—	—	(1)
Home equity	(2)	(142)	(13)
Other consumer	400	295	92
Total net (recoveries) charge-offs	$404	$(2,431)	$3,343

Net charge-offs (recoveries) to average loans (annualized)	0.01%	(0.09)%	0.15%

	Troubled Debt Restructurings At
	March 31 2022	December 31 2021	March 31 2021
Troubled debt restructurings on accrual status	$13,288	$14,635	$20,262
Troubled debt restructurings on nonaccrual status	1,972	1,993	21,167
Total troubled debt restructurings	$15,260	$16,628	$41,429

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2022	December 31 2021	March 31 2021
Gross loans/total deposits	81.01%	80.32%	79.76%
Common equity tier 1 capital ratio (1)	14.46%	14.22%	13.16%
Tier 1 leverage capital ratio (1)	10.62%	12.38%	9.63%
Common equity to assets ratio GAAP	14.71%	14.78%	12.45%
Tangible common equity to tangible assets ratio (2)	10.18%	10.31%	8.96%
Book value per share GAAP	$62.59	$63.75	$51.94
Tangible book value per share (2)	$41.15	$42.25	$35.96
(1) Estimated number for March 31, 2022.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$1,906,164	$886	0.19%	$2,107,325	$840	0.16%	$1,321,430	$326	0.10%
Securities
Securities - trading	3,732	—	—%	3,572	—	—%	2,939	—	—%
Securities - taxable investments	2,726,281	10,043	1.49%	2,520,248	8,874	1.40%	1,250,451	6,627	2.15%
Securities - nontaxable investments (1)	201	1	2.02%	216	3	5.51%	642	6	3.79%
Total securities	$2,730,214	$10,044	1.49%	$2,524,036	$8,877	1.40%	$1,254,032	$6,633	2.15%
Loans held for sale	9,475	64	2.74%	28,428	181	2.53%	49,652	296	2.42%
Loans
Commercial and industrial (1)	1,535,619	17,031	4.50%	1,603,776	21,046	5.21%	2,115,069	23,046	4.42%
Commercial real estate (1)	7,911,349	76,030	3.90%	6,207,248	62,531	4.00%	4,156,012	40,376	3.94%
Commercial construction	1,190,659	12,268	4.18%	884,243	9,720	4.36%	555,153	5,283	3.86%
Small business	194,819	2,416	5.03%	186,939	2,352	4.99%	174,320	2,281	5.31%
Total commercial	10,832,446	107,745	4.03%	8,882,206	95,649	4.27%	7,000,554	70,986	4.11%
Residential real estate	1,649,157	13,697	3.37%	1,415,488	11,830	3.32%	1,271,283	12,436	3.97%
Home equity	1,032,308	8,662	3.40%	1,021,354	8,769	3.41%	1,050,234	8,757	3.38%
Total consumer real estate	2,681,465	22,359	3.38%	2,436,842	20,599	3.35%	2,321,517	21,193	3.70%
Other consumer	29,814	489	6.65%	25,378	427	6.68%	21,698	432	8.07%
Total loans	$13,543,725	$130,593	3.91%	$11,344,426	$116,675	4.08%	$9,343,769	$92,611	4.02%
Total interest-earning assets	$18,189,578	$141,587	3.16%	$16,004,215	$126,573	3.14%	$11,968,883	$99,866	3.38%
Cash and due from banks	171,533			168,907			154,870
Federal Home Loan Bank stock	11,407			12,557			10,250
Other assets	1,851,196			1,569,995			1,241,651
Total assets	$20,223,714			$17,755,674			$13,375,654
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,255,843	$598	0.04%	$5,471,560	$465	0.03%	$4,109,747	$423	0.04%
Money market	3,608,793	559	0.06%	3,049,300	537	0.07%	2,288,030	521	0.09%
Time deposits	1,466,651	950	0.26%	1,196,889	964	0.32%	906,613	1,767	0.79%
Total interest-bearing deposits	$11,331,287	$2,107	0.08%	$9,717,749	$1,966	0.08%	$7,304,390	$2,711	0.15%
Borrowings
Federal Home Loan Bank borrowings	25,696	133	2.10%	63,428	353	2.21%	35,785	188	2.13%
Long-term borrowings	9,063	31	1.39%	14,063	49	1.38%	28,247	111	1.59%
Junior subordinated debentures	62,853	299	1.93%	62,853	405	2.56%	62,851	426	2.75%
Subordinated debentures	49,800	617	5.02%	49,776	618	4.93%	49,705	617	5.03%
Total borrowings	$147,412	$1,080	2.97%	$190,120	$1,425	2.97%	$176,588	$1,342	3.08%
Total interest-bearing liabilities	$11,478,699	$3,187	0.11%	$9,907,869	$3,391	0.14%	$7,480,978	$4,053	0.22%
Noninterest-bearing demand deposits	5,443,465			5,124,859			3,895,447
Other liabilities	293,597			298,557			285,857
Total liabilities	$17,215,761			$15,331,285			$11,662,282
Stockholders' equity	3,007,953			2,424,389			1,713,372

Total liabilities and stockholders' equity	$20,223,714			$17,755,674			$13,375,654

Net interest income		$138,400			$123,182			$95,813

Interest rate spread (2)			3.05%			3.00%			3.16%

Net interest margin (3)			3.09%			3.05%			3.25%

Supplemental Information
Total deposits, including demand deposits	$16,774,752	$2,107		$14,842,608	$1,966		$11,199,837	$2,711
Cost of total deposits			0.05%			0.05%			0.10%
Total funding liabilities, including demand deposits	$16,922,164	$3,187		$15,032,728	$3,391		$11,376,425	$4,053
Cost of total funding liabilities			0.08%			0.09%			0.14%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $968,000, $652,000, and $229,000 for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio, tangible book value per share, and loan and allowance metrics, exclusive of PPP loan balances at the dates indicated:

	March 31 2022	December 31 2021	March 31 2021
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$2,965,439	$3,018,449	$1,715,371	(a)
Less: Goodwill and other intangibles	1,015,831	1,017,844	527,895
Tangible common equity	$1,949,608	$2,000,605	$1,187,476	(b)
Tangible assets
Assets (GAAP)	$20,159,178	$20,423,405	$13,773,914	(c)
Less: Goodwill and other intangibles	1,015,831	1,017,844	527,895
Tangible assets	$19,143,347	$19,405,561	$13,246,019	(d)

Common Shares	47,377,125	47,349,778	33,024,882	(e)

Common equity to assets ratio (GAAP)	14.71%	14.78%	12.45%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	10.18%	10.31%	8.96%	(b/d)
Book value per share (GAAP)	$62.59	$63.75	$51.94	(a/e)
Tangible book value per share (Non-GAAP)	$41.15	$42.25	$35.96	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated:

	Three Months Ended
	March 31 2022	December 31 2021	March 31 2021
Net interest income (GAAP)	$137,432	$122,530	$95,584	(a)

Noninterest income (GAAP)	$26,272	$29,180	$25,246	(b)
Noninterest income on an operating basis (Non-GAAP)	$26,272	$29,180	$25,246	(c)

Noninterest expense (GAAP)	$95,500	$117,126	$69,682	(d)
Less:
Merger and acquisition expense	7,100	37,166	—
Noninterest expense on an operating basis (Non-GAAP)	$88,400	$79,960	$69,682	(e)

Total revenue (GAAP)	$163,704	$151,710	$120,830	(a+b)
Total operating revenue (Non-GAAP)	$163,704	$151,710	$120,830	(a+c)

Net income (GAAP)	$53,097	$1,702	$41,711	(f)
Operating net income (Non-GAAP) (See income statement for reconciliation of GAAP to Non-GAAP)	$58,202	$65,707	$41,711	(g)

Average common equity (GAAP)	$3,007,953	$2,424,389	$1,713,372
Less: Average goodwill and other intangibles	1,017,040	786,576	528,771
Tangible average tangible common equity	$1,990,913	$1,637,813	$1,184,601	(h)

Ratios
Noninterest income as a % of total revenue (GAAP)	16.05%	19.23%	20.89%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	16.05%	19.23%	20.89%	(c/(a+c))
Efficiency ratio (GAAP)	58.34%	77.20%	57.67%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	54.00%	52.71%	57.67%	(e/(a+c))
Return on average tangible common equity (Non-GAAP)	10.82%	0.41%	14.28%	(f/h)
Return on average tangible common equity on an operating basis (Non-GAAP)	11.86%	15.92%	14.28%	(g/h)

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	March 31, 2022			December 31, 2021
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total interest earning assets	$18,189,578	$138,403	3.09%	$16,004,215	$123,589	3.05%
Core adjustments:
PPP volume @ 1%	(148,384)	(362)		(315,420)	(793)
PPP fee amortization		(3,486)			(7,537)
Total PPP impact	(148,384)	(3,848)	(0.07)%	(315,420)	(8,330)	(0.14)%
Acquisition related:
Loan accretion		(83)			(1,534)
CD fair market accretion		(684)			(365)
		(767)	(0.02)%		(1,899)	(0.05)%

Nonaccrual interest		310	0.01%		64	—%

Other noncore adjustments		(773)	(0.01)%		(1,234)	(0.03)%

Core margin (Non-GAAP)	$18,041,194	$133,325	3.00%	$15,688,795	$112,190	2.83%